Exhibit 99.1  Press Release

SAN FRANCISCO, April 21, 2004

CNET NETWORKS PRICES $125 MILLION 0.75% CONVERTIBLE SENIOR NOTES DUE 2024 IN PRIVATE OFFERING

CNET Networks, Inc. (Nasdaq:CNET - News) today announced the sale of $125 million of 0.75% convertible senior notes due in 2024 to qualified institutional buyers in a private placement transaction. CNET Networks, Inc. has also granted the initial purchasers an option to purchase up to an additional $25 million in principal amount of notes in connection with the offering.

The notes will be convertible, under certain circumstances, for shares of CNET Networks, Inc. common stock based on an initial effective conversion price of approximately $15.00 per share. The offering is expected to close on April 27, 2004, subject to customary closing conditions. The notes may be called by the Company at any time after approximately five years and may be put to the Company by the holders in approximately five, ten and fifteen years.

CNET Networks, Inc. plans to use the net proceeds of the offering to redeem the $113.7 million aggregate outstanding principal amount of the company's 5% convertible subordinated notes due 2006 promptly following the closing of the offering, and the balance for general corporate purposes, which may include strategic expansion of the company's business lines, acquisitions, investments and working capital requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes. The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Safe Harbor

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the intended use of proceeds from the offering. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include the risk that changing business conditions cause us to use the proceeds of the offering in other manners. More information about potential risk factors that could affect CNET Networks’ business and financial results is included the company's annual report on Form 10-K for the year ended December 31, 2003 and from time to time in other reports filed by CNET Networks with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.